FOR IMMEDIATE RELEASE

ALBERTO-CULVER SUBSIDIARY
TO PURCHASE MOLNLYCKE TOILETRIES


(Melrose Park, IL   February 9, 1995)   The Alberto-Culver
Company (NYSE: ACV, ACVA) has entered into an agreement providing for the company's 97 percent-owned Stockholm-based Cederroth International subsidiary to purchase the Swedish-based Toiletries Division of Molnlycke AB for approximately $50 million.

Cederroth's 1994 sales were approximately $90 million and the 1994 sales of Molnlycke Toiletries were approximately $85 million.

Howard B. Bernick, President and Chief Executive Officer of
Alberto-Culver commented on the acquisition, saying, "Combining the strong Molnlycke brands with Cederroth's market-leading consumer products will make us a very large and powerful consumer products marketer in the Nordic countries. The companies' operations are an excellent strategic fit in Norway, Denmark, Finland and Sweden."

Bernick also pointed out that Goran Havander, the Managing
Director of Cederroth had formerly headed the Molnlycke
Toiletries Division.  "Mr. Havander's knowledge of the
Molnlycke people, products and facilities should give us an important added advantage in combining and building these businesses," Bernick added.

The Molnlycke Division currently has leading brands in the body and skin care field, hair care and oral care and household product categories. Cederroth's core products include antacids, toiletries, adhesive bandages and food supplements and two years ago the company successfully relaunched the Alberto-Culver flagship VO5 hair care products.

"We think we are buying strong brands at a fair price," said Bernick, "which we can both grow in their current markets -- as we did by substantially increasing the marketing effort behind the Cederroth products -- and which also have the potential to be expanded to other markets in Europe and around the world."

The acquisition also includes a top notch 200,000 square-foot factory, research facility and distribution center in Falun, Sweden.

The combined Cederroth-Molnlycke operations will be the responsibility of Goran Havander reporting to John G. Horsman,
Jr., President of Alberto-Culver International.

The purchase, subject to the satisfaction of certain contingencies, is scheduled to close within two months.